UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2021

ICU MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34634	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer	,	San Clemente	,	California	92673
(Address of principal executive offices)					(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.10 per share	ICUI	The Nasdaq Stock Market LLC
(Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously disclosed, on January 5, 2017, ICU Medical, Inc., a Delaware corporation (the “Company”) and Pfizer Inc., a Delaware corporation (“Pfizer”) entered into an Amended and Restated Stock and Asset Purchase Agreement (as may be amended or supplemented, the “Restated Purchase Agreement”) that amended and restated the Stock and Asset Purchase Agreement, dated as of October 6, 2016, by and between the Company and Pfizer, pursuant to which the Company purchased the Hospira Infusion Systems business, consisting of IV pumps, solutions, and disposables and certain other assets of Pfizer. Under the Restated Purchase Agreement, Pfizer was entitled to receive between $191.3 million and $225.0 million in additional cash consideration (the “HIS earn-out liability”) based on the achievement of certain performance targets for the combined company for the three years ending December 31, 2019.

As of December 31, 2019, the Company determined that it did not meet the necessary performance targets that would require payout of any of the HIS earn-out liability. Pfizer disputed the Company’s determination that the performance targets requiring payout of the HIS earn-out liability were not met. The dispute has since been ongoing in binding arbitration. On August 7, 2021 the arbitrator concluded that the necessary performance targets that would require payout of the HIS earn-out liability have not been met. As a result, Pfizer is not entitled to any payments in connection with the HIS earn-out liability.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU MEDICAL, INC.

Date: August 9, 2021	By:	/s/ Brian M. Bonnell
Brian M. Bonnell
Chief Financial Officer